Exhibit 8.1
Tel 713-758-2222      Fax 713-758-2346
May 3, 2007
Trico Marine Services, Inc.
2401 Fountainview, Suite 920
Houston, Texas 77057
Ladies and Gentlemen:
     We have acted as counsel for Trico Marine Services, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $150,000,000 aggregate principal amount of the Company’s 3.00% Senior Convertible Senior Debentures due 2027 (the “Debentures”) and up to 2,963,565 shares of the Company’s common stock, par value $0.01 per share, initially issuable upon conversion of the Debentures (the “Common Shares,” and together with the Debentures, the “Securities”). In this connection, we have assisted in the preparation of the description of the material United States federal income tax consequences to certain holders of the Debentures contained in the Registration Statement and Prospectus under the caption entitled “Certain United States Federal Income Tax Considerations (the “Tax Summary”).
     In connection with this opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. We have assumed that all facts and representations described in the Registration Statement and the Prospectus are true, accurate and complete. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations.
     Subject to the qualifications set forth in the preceding paragraph, the Tax Summary, to the extent it relates to matters of law, states our opinion as to the material United States federal income tax considerations relating to the purchase, ownership and disposition of the Debentures.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
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May 3, 2007 Page 2
     The opinion expressed herein is limited in all respects to the specific conclusions with respect to the United States federal income tax consequences set forth in the Tax Summary. No opinions are expressed as to state, local or foreign tax consequences.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.